UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 27, 2018

REZOLUTE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-54495	27-3440894

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1450 Infinite Drive Louisville, CO		80027

(Address of Principal Executive Offices)		(Zip Code)

Registrant's Telephone Number, Including Area Code: (303) 222-2128

(Former Address, Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Event.

Throughout 2018, Rezolute, Inc. ("Rezolute" or "Company") has engaged in discussions and formal diligence with various third parties ("Investors") regarding a potential investment opportunity in the Company and while some Investors have affirmed their desire to participate in an investment syndicate, the Company has been working to identify a lead Investor. On October 15, 2018, the Company announced that it had identified a potential lead Investor ("Potential Lead") and was in discussions to finalize the terms of an investment. While those discussions continued, two new Investors ("New Investors") expressed interest in investing in the Company and have now affirmed their desire to enter into exclusive diligence and negotiations regarding a potential investment in Rezolute ("Transaction").

In exchange for the receipt of a total of $1.5 million ("Exclusivity Amount"), the Company has entered into an exclusivity agreement ("Exclusivity") with the New Investors. Pursuant to the terms of the Exclusivity, until the earlier to occur of: (i) the execution of a definitive agreement regarding a Transaction; (ii) the New Investors terminating the Exclusivity; or (iii) December 21, 2018, the Company is ceasing any and all discussions and negotiations with all other third parties including the Potential Lead. In the event that both or either New Investor elects not to enter into a Transaction, then at such New Investors' sole election, it may either: (a) request that Rezolute refund the applicable Exclusivity Amount; or (b) elect to convert the applicable Exclusivity Amount into shares of Rezolute's Common Stock at a price per share to be agreed upon.

Rezolute's Annual Meeting of Shareholders will be postponed and a new date will be set following the earlier to occur of the consummation of a Transaction or the termination of the Agreement. As a result, it is anticipated that the Annual Meeting of Shareholders will occur within the first quarter of calendar year 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REZOLUTE, INC.

Date: November 27, 2018	By:	/s/ Keith Vendola
Name: Keith Vendola Title: Chief Financial Officer